Exhibit 12.2


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                -------------------------------------------------
                              (Dollars in Millions)

                               Three Months
                                  Ended           Year Ended December 31
                                 March 31    --------------------------------
                                1995   1994   1994   1993    1992   1991   1990
                                ----  -----   ----   ----    ----   ----   ----
Portion of rentals
  representing interest         $20     $21    $85    $84     $87    $91    $88
Capitalized interest              5      24     58    105      78     63     50
Other interest and fixed
  charges                       121     106    464    372     408    474    554
                                ----   ----  -----   ----    ----   ---- ------
Total fixed charges (A)        $146    $151   $607   $561    $573   $628   $692
                               ====    ====   ====   ====    ====   ====   ====
Earnings-pretax income (loss)
  with applicable
  adjustments (B)              $404    $270 $1,263   $280    $376   $(53)$1,935
                               ====    ====   ====   ====    ====   ====   ====
Ratio of (B) to (A)            2.78    1.79   2.08    (a)     (a)    (a)   2.80
                               ====    ====   ====   ====    ====   ====   ====

  (a) Earnings did not cover fixed charges by $281 million for 1993, by $197 million for 1992 and by $681 million for 1991.